Exhibit 10.1

REDACTED

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

by and among

KGEN POWER CORPORATION,

KGEN HOLDCO LLC

and

GKL CAPITAL, L.P.

Dated as of

December 28, 2006

i

Section 14.04	Public Announcements	35
Section 14.05	Confidentiality	35
Section 14.06	Waiver	36
Section 14.07	Amendment	36
Section 14.08	No Third Party Beneficiary	36
Section 14.09	No Assignment; Binding Effect	36
Section 14.10	Headings	36
Section 14.11	Invalid Provisions	36
Section 14.12	Governing Law	36
Section 14.13	Counterparts	36

Exhibit A	Opinion of Counsel for Seller
Exhibit B	Opinion of Counsel for Purchaser
Exhibit C	Contribution Agreement
Exhibit D	Release
Exhibit E	Participation Agreement
Exhibit F	Services Agreement
Schedule 4.03	Purchaser Consents and Notices
Schedule 4.04	Purchaser Governmental Approvals and Filings

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated as of December 28, 2006 is made and entered into by and among KGen Power Corporation, a Delaware corporation (“Purchaser”), KGen Holdco LLC, a Delaware limited liability company (“Seller”) and GKL Capital, L.P. (“GKL”), a Delaware limited partnership. Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

PRELIMINARY STATEMENTS:

A.                                   Seller and GKL own 100% of the membership interests in KGen Partners LLC, a Delaware limited liability company (the “Company” and such membership interests being referred to herein as the “Membership Interests”);

B.                                     Purchaser completed a private placement of shares of its common stock (the “Private Placement”) for the purpose of acquiring the Membership Interests held by Seller (the “Seller Membership Interests”) on the date hereof (the “Private Placement Closing”).

C.                                     The proceeds of such the private placement by Purchaser are being placed into an escrow with The Bank of New York Trust Company, N.A. (the “Escrow Account”) which funds will only be released to Seller in connection with the closing of the transactions under this Agreement.

D.                                    GKL has agreed in connection with the formation and initial capitalization of Purchaser to contribute the GKL Membership Interests (as defined below) to Purchaser concurrently with the closing of the transactions under this Agreement in exchange for 408,000 shares of the common stock of Purchaser in a transaction meeting the conditions of Section 351 of the Internal Revenue Code.

E.                                      Seller desires to sell, and Purchaser desires to purchase, the Seller Membership Interests on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Membership Interest Purchase and Sale Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 8.03 and 9.03, as the same shall be amended from time to time.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Benefit Plan” means any Plan established by the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or at any time within the five year period prior thereto, to which the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or Houston, Texas are authorized or obligated to close.

“Business or Condition of the Company” means the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

“Claim Notice” means written notification pursuant to Section 12.03(a) of a Third Party Claim as to which indemnity under Section 12.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 12.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 2.03.

“Closing Date” means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 8.04 through 8.06 and Sections 9.04 through 9.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

“Credit Facility” means the Senior Credit Facilities (as defined in the Engagement Letter dated November 26, 2006 between the Company and Morgan Stanley & Co. Incorporated).

“Cut-off Date” means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 11.01.

“Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

“Dispute Period” means the period ending 90 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Environmental Condition” means any condition existing before the date hereof, and only to the extent in existence on the date hereof with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes any Assets and Properties of the Company or its Subsidiaries to be subject to remediation under, or not in compliance with an Environmental Law or a material Contract

“Environmental Law” means any Law or Order relating to pollution, the regulation or protection of human health, safety or the environment, or to Releases or threatened Releases, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and Laws relating to the protection, restoration, management and use of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“FPA” means the Federal Power Act of 1935, as amended, 16 U.S.C. §§ 792 et seq., and the rules and regulations promulgated threunder.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“GKL Membership Interests” shall mean a portion of the membership interest originally held by GKL in the Company, with such portion entitling GKL or its transferee, to receive the first $4,002,486 distributable to GKL under Section 5.1(d) of the Company’s Second Amended and Restated Limited Liability Company Agreement.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any nation or government, or any state or political subdivision thereof.

“GPC” shall mean Georgia Power Company.

“Hazardous Material” means (A) any petroleum or petroleum products, flamable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to or Release, discharge or presence of which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article XII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XII.

“Indemnity Cap” has the meaning ascribed to such term in Section 12.02(d).

“Indemnity Notice” means written notification pursuant to Section 12.03(b) of a claim for indemnity under Article XII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

“IRS” means the United States Internal Revenue Service.

“KGen Power” means KGen Power LLC.

“Knowledge of Purchaser” means the actual knowledge of the persons who are now or will become officers and employees of Purchaser prior to the Closing.

“Knowledge of Seller” means the actual knowledge of the officers and employees of Seller, including the officers of KGen Power Management Inc.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements, including the common law, having the effect of law of any nation or government or any political subdivision thereof or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, diminution in value, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Membership Interests” has the meaning ascribed to it in the forepart of this Agreement.

“MP Assets” means (i) the MP Membership Interests and (ii) all right, title and interest in and to all real and personal property owned by each MP Project Company of every nature, wherever located, whether tangible and intangible, including, without limitation, all fixed and mobile machinery and equipment, as well as similar items of tangible personal property, including turbines, generators, transformers, tractors, trailers and other vehicles, pumps, pipelines, fittings, metering equipment, communications equipment, furniture, keys, furnishings and tools, all inventories of fuel, chemical and gas inventories, supplies, materials and spare parts, any Intellectual Property, all books, records, data, plans, drawings, instruction manuals and similar items (whether existing in paper or electronic format), including operation and generation records, service and repair records, maintenance schedules, operating documents, specifications, and diagrams, customer lists, historical customer files, reports, accounting and tax records, test results, product specifications, drawings, construction plans and records, training manuals, engineering data, safety and environmental reports and documents, inventory records, business plans, and marketing and all other studies, documents and records, any real property, together with all improvements, structures and fixtures thereon, and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances, licenses, and other rights pertaining to or accruing to the benefit of such property and any permits obtained by or issued to any MP Project Company, goodwill, customer deposits, cash and cash equivalents, bank accounts and cash balances on deposit in such bank accounts, all amounts owing to any MP Project Company, whether or not such MP Project Company has submitted an invoice for such goods or services, tax records and rights to any claims for tax refunds, all contracts, personal property leases and other commitments to which any MP Project Company is a party, all rights under insurance policies issued to any MP Project Company, intangible assets of or relating to any MP Project Company, including claims against third-parties and trade names, logos, designs or symbols which are used in connection with the business of any MP Project

Company; provided, that the MP Assets shall not include rights to the trade name KGen or KGen Power or any derivation thereof, or any related logos, designs or symbols employing such words.

“MP Membership Interests” means the membership interests directly or indirectly held by the Company in each MP Project Company.

“MP Project Company” shall mean each of KGen Power, KGen Enterprise LLC, KGen New Albany LLC, KGen Southaven, LLC and KGen Marshall LLC.

“Offering Memorandum” shall mean the Offering Memorandum dated December 18, 2006 relating to the sale of shares of common stock of the Company.

“Old Credit Facility” has the meaning ascribed to such term in Section 2.02(a)(i).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or equity interest of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of or equity interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of or equity interest in such Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any Lien that will be released on or before the Closing, (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens would not reasonably be expected to materially adversely affect the Business or Condition of the Company, (v) Liens securing development bonds issued by Subsidiaries of the Company, and (vi) Liens permitted under the existing secured credit facility of KGen LLC.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Power Purchase Agreement” means the Contract for the Purchase of Firm Capacity and Energy, dated as of June 3, 2002 (as amended, supplemented or assigned from time to time) between KGen Murray I and II LLC and GPC.

“Purchase Price” has the meaning ascribed to it in Section 2.02.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata.

“Representatives” has the meaning ascribed to it in Section 6.03.

“Resolution Period” means the period ending 90 days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” means Seller and its officers, directors, employees, agents and Affiliates.

“Seller Membership Interests” has the meaning ascribed to it in the forepart of this Agreement.

“Subsidiary” means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person, but shall not include any MP Project Company.

“Tax Returns” means has the meaning ascribed to in Section 3.08(a).

“Taxes” means has the meaning ascribed to in Section 3.08(b).

“Third Party Claim” has the meaning ascribed to it in Section 12.03(a).

Section 1.02           Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) in the case of the Company or any of its Subsidiaries, the phrase “ordinary course of business” refers to the business of the Company and its Subsidiaries, taken as a whole. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE II
PURCHASE AND SALE

Section 2.01           Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Seller Membership Interests at the Closing on the terms and subject to the conditions set forth in this Agreement provided that the liabilities or obligations in respect of or in connection with the MP Assets shall remain with Seller until and after the MP Assets are transferred to Seller pursuant to Section 7.03.

Section 2.02           Purchase Price. The purchase price (the “Purchase Price”) for the Seller Membership Interests is $801,326,868 , subject to adjustment as provided below.

(a)                                  The Purchase Price will be reduced by:

(i)                                     the amount required to pay principal, accrued interest, premium, penalty and expenses, and any other amounts required to pay off all amounts outstanding under the Amended and Restated Credit Agreement dated March 15, 2005 (the “Old Credit Facility”) among KGen LLC, as Borrower, the Lenders named therein, Credit Suisse First Boston, as administrative agent and collateral agent, and the Guarantors at the Closing;

(ii)                                  $ 42,033,299 of the discount and placement fee to the placement agent and initial purchaser in the Private Placement;

(iii)                               50% of the aggregate, legal, roadshow and printing expenses in connection with the Private Placement (including legal expenses associated with the Old Credit Facility) that are not payable by Friedman Billings Ramsey (it being understood that, to the extent any of such expenses have been paid by Seller before the Private Placement Closing (the “Paid Expenses”), such Paid Expenses shall not be counted for purposes of this clause (iii) and the Company will reimburse Seller for 50% of such Paid Expenses; and

(iv)                              any obligations incurred to obtain any consents or approvals necessary to consummate the transactions contemplated hereby from the date hereof to the Closing Date.

(b)                                 The Purchase Price will be increased by:

(i)                                     the amount of cash expense that would have accrued between the Private Placement Closing and the Closing Date under the Credit Facility had the Credit Facility been entered into by the Purchaser at the Private Placement Closing and the $200 million term loan funded on such date, including the fees that would have accrued if the $120 million letter of credit had been issued on such date but excluding any such fees that would have accrued after January 1, 2007;

(ii)                                  the amount of interest or other income earned on the offering proceeds from the Private Placement while in the Escrow Account (less all escrow expenses);

(iii)                               the amount of cash payments made by the Company and its Subsidiaries prior to the Private Placement Closing (A) to outside consultants, advisers and accountants in connection with the transactions contemplated by this Agreement and (B) as severance or similar termination payments to employees of the Company and its Subsidiaries.

(iv)                              the amount of cash on the Company’s balance sheet at the Private Placement Closing, plus any cash the Company receives in respect of the MP Assets between the Private Placement Closing and the Closing Date minus the aggregate of any payments made by the Company in respect of the MP Assets between the Private Placement Closing and the Closing Date and obligations of the Company to make such payments on the Closing Date that do not become the responsibility of Seller as of the Closing Date.

(c)                                  Three Business Days before the Closing, Seller will prepare a final settlement statement containing a final reconciliation of the adjustments to the Purchase Price specified in this Section (the “Final Settlement Statement”). Unless Purchaser objects in writing within two Business Days of receipt of the Final Settlement Statement to any items in the Final Settlement Statement that Purchaser believes in good faith to be questionable at or before the Closing, the Final Settlement Statement will be deemed correct.

(d)                                 The Purchase Price shall be payable in immediately available United States funds on the Closing Date to an account designated by Seller at least two Business Days prior to the Closing Date.

Section 2.03              Closing . The closing of the purchase and sale of the Seller Membership Interests and the contribution of the GKL Membership Interests contemplated by this Agreement (the “Closing”) will take place on a Business Day selected by Purchaser and Seller that is no sooner than one day and no later than five days after the day on which the last of the conditions set forth in Articles 6 or 7 (other than those conditions which are only capable of being satisfied contemporaneous with the Closing) is fulfilled or waived or on such other date as the parties may agree (the “Closing Date”) at such place as the parties hereto mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed promptly by overnight courier of originals).

Section 2.04              Conduct of Closing.

(a)                                  At or prior to the Closing, Seller shall deliver to Purchaser:

(i)                                     Any validly executed transfer documents evidencing the transfer by Seller of the Seller Membership Interests with appropriate powers, if necessary, with respect thereto duly endorsed by Seller;

(ii)                                  The certificates required in Section 8.03 hereof;

(iii)                               The opinion of counsel referred to in Section 8.07;

(iv)                              Any other documents and certificates contemplated by Article 8 or Article 9 hereof to be delivered by or on behalf of the Seller.

(b)                                 At or prior to the Closing, Purchaser shall deliver to the Seller:

(i)                                     The certificates referred to in Section 9.03 hereof;

(ii)                                  The opinion of counsel referred to in Section 9.07;

(iii)                               Any other documents and certificates contemplated by Article 8 or Article 9 hereof.

(c)                                  At or prior to Closing, GKL shall deliver to the Purchaser any validly executed transfer documents evidencing the transfer by GKL of the GKL Membership Interests together with appropriate powers, if necessary, with respect thereto duly endorsed by GKL.

(d)                                 At or prior to Closing, Purchaser shall deliver to GKL a certificate or certificates representing 308,000 shares of common stock of Purchaser.

Section 2.05        Further Assurances; Post-Closing Cooperation . Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 3.01        Organization and Good Standing of Seller . Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Seller Membership Interests.

Section 3.02        Authority . The Seller has duly authorized, executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, fraudulent conveyance or transfer, moratorium, insolvency and similar laws affecting the rights or remedies of creditors generally, and by general principles of equity, regardless of whether considered in a proceeding at law or in equity.

Section 3.03        Organization and Good Standing . The Company and each Subsidiary is a limited liability company or corporation organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and is in good standing in each jurisdiction where its properties (or the character of its business) requires such qualification.

Section 3.04        Seller Membership Interests. As of the Closing, the Seller Membership Interests are duly authorized, validly issued and outstanding. As of the Closing, Seller will own the Seller Membership Interests, beneficially and of record, free and clear of all Liens, except for such Liens as disclosed in Section 3.04 of the Disclosure Schedule. Except for this Agreement and as disclosed in the Offering Memorandum, there are no outstanding Options with respect to the Company. The transfer of the Seller Membership Interests in the manner provided in Section 2.03 will transfer to Purchaser good and valid title to the Seller Membership Interests, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

Section 3.05        Subsidiaries. Except as disclosed in the Offering Memorandum, all of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens other than Permitted Liens. Except as disclosed in the Offering Memorandum, there are no outstanding Options with respect to any Subsidiary. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the charter documents of each of the Subsidiaries as in effect on the date hereof.

Section 3.06        No Conflicts. The execution and delivery by Seller of this Agreement do not, and at the Closing the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents of Seller, the Company, any Subsidiary or any MP Project Company;

(b)                                 subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in the Offering Memorandum, or in connection with the Old Credit Facility or in this Agreement, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, the Company or any Subsidiary or any of their respective Assets and Properties (other than such conflicts, violations or breaches (i) which would not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

(c)                                  except as disclosed in the Offering Memorandum, as contemplated by this Agreement, as required under the Old Credit Facility or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or Condition of the Company or to adversely affect the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (other than with respect to those consents or approvals that will have been obtained as of the Closing Date), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which Seller, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

Section 3.07        Governmental Approvals and Filings. Except as disclosed in the Offering Memorandum or as contemplated by this Agreement, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or to have a material adverse effect on the Business or Condition of the Company, (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates and (iii)  with respect to those consents or approvals that will have been obtained as of the Closing Date.

Section 3.08              Taxes. Except as set forth in a Section 3.08 of the Disclosure Schedule:

(a)                                  Company and its Subsidiaries have timely filed with the appropriate federal, state, local or foreign governmental authorities (each a “Taxing Authority”) any and all declarations, returns, reports, estimates, information returns, schedules, statements or other documents filed or required to be filed with any Taxing Authority, (“Tax Returns”) on or before the date hereof (taking into account any extension of time obtained or allowed for filing such Tax Returns) except where the failure to file would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company (and will file all such Tax Returns required to be filed after the date hereof through the Closing Date), and such Tax Returns are (or will be) true, correct and complete in all material respects.

(b)                                 Company and its Subsidiaries have paid in full all federal, state and local or foreign estimated, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes of any kind whatsoever (all the foregoing taxes, including interest, additions and penalties thereon, being hereinafter collectively called (“Taxes”) required to have been paid by Company and its Subsidiaries (whether or not shown on any Tax Return) except where the failure to pay would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

(c)                                  None of Company or its Subsidiaries is delinquent in the payment of any Tax or has requested or been granted any extension of time within which to file any Tax Return except where the failure to make any such payment would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

(d)                                 There are no outstanding requests for rulings or determinations in respect of any Tax or Tax attribute pending between Company or either of its Subsidiaries and any Taxing Authority.

(e)                                  None of Company or its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to assessment or collection of any Tax, which period (after, giving effect to such extension or waiver) has not expired.

(f)                                    There are no ongoing audits relating to Taxes of Company or either of its Subsidiaries or examinations of any Tax Return which includes Company or either of its

Subsidiaries and no written notice of such audit or examination has been received by Company or either of its Subsidiaries in respect of any such future audit or examination.

(g)                                 Company and its Subsidiaries have not entered into, nor has there been entered into on their behalf, any closing or similar agreement with any Taxing Authority and have not obtained any ruling or determination in each case relating to Taxes that remains in effect.

(h)                                 All monies which Company or its Subsidiaries are required by law to withhold from employees or other third parties have been withheld and either timely paid to the proper governmental authority or set aside in accounting for payment when due and accrued in the books of Company or its Subsidiaries and the Company and its Subsidiaries have complied with all information reporting and backup withholding requirements except in each case where the failure to take action would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

(i)                                     The Company and each of its Subsidiaries other than KGen Management Inc. are and, to the Knowledge of Seller, at all times since their formation have been, partnerships or entities which are disregarded as entities separate from their owners pursuant to Treasury Regulations section 301.7701-2 and -3.

Section 3.09        Compliance With Laws and Orders. Except as disclosed in the Offering Memorandum, neither the Company nor any Subsidiary is in violation of or in default under any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties the effect of which, individually or in the aggregate with other such violations and defaults, would reasonably be expected to be materially adverse to the Business or Condition of the Company.

Section 3.10        Real Property. Except as described in the Offering Memorandum, the Company and the Subsidiaries own or lease or otherwise have the right to use all real property which is used by the Company and the Subsidiaries in connection with the operation and management of the Company as described in the Offering Memorandum and that is material to the Business or Condition of the Company (“Real Property”). All such Real Property is free and clear of all Liens other than Permitted Liens. Except as disclosed in the Offering Memorandum, the Company or a Subsidiary has good title to the Real Property owned by it. The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Real Property leased by it for the full term of the lease thereof. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of Seller, of each other Person that is a party thereto, and except as set forth in the Offering Memorandum, to the Knowledge of Seller there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder, except for such defaults the occurrence of which either individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

Section 3.11        Tangible Personal Property. The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in and individually or in the aggregate with other such property material to the Business or Condition of the Company. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, Liens disclosed in the Offering Memorandum, and Liens that neither individually nor in the aggregate would reasonably be expected to have a material adverse effect on the Business or Condition of the Company, and is in all material respects in good working order and condition, ordinary wear and tear excepted, except for such deficiencies or defects the occurrence of which either individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

Section 3.12        Licenses. The Company or a Subsidiary is in possession of and owns or validly holds all Licenses material to the Business or Condition of the Company, each such License is valid, binding and in full force and effect, and neither the Company nor any Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect; except for any such License or Licenses the lack of which either individually or in the aggregate would reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

Section 3.13        Affiliate Transactions. Except as disclosed in the Offering Memorandum or as contemplated by this Agreement, (i) there is no Indebtedness between the Company or any Subsidiary, on the one hand, and Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the other, (ii) neither Seller nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary which are individually or in the aggregate material to the Business or Condition of the Company, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Seller or any such officer, director or Affiliate which are individually or in the aggregate material to the Business or Condition of the Company and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Seller or any such officer, director or Affiliate.

Section 3.14        Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment.

Section 3.15        Solvency. KGen Power is not now insolvent, nor will KGen Power be rendered insolvent by the transfer of KGen Sandersville LLC, KGen Hot Springs LLC and KGen Hinds LLC to KGen LLC or a Subsidiary, as contemplated by this Agreement. “Insolvent” for purposes of this Section 3.15 means when the sum of its liabilities and obligations is greater than a fair valuation of all of its property.

Section 3.16        Payments; Capital Expenditures. From September 30, 2006 through the Private Placement Closing, the Company and its Subsidiaries have made all payments to third parties and all capital expenditures and collected all amounts no less quickly than in the ordinary course of business in accordance with past practice.

Section 3.17        Financial Statements.

(a)                                  Seller has delivered to Purchaser true, complete and correct copies of the following financial statements:

(i)                                     the audited balance sheets of the Company as of June 30, 2006 and 2005 and the related audited statements of operations, member’s equity and cash flows for the year ended September 30, 2006 and for the period August 5, 2004 through June 30, 2005, together with the related notes, schedules and report of the Company’s independent accountants (such balance sheets, the related statements of operations, member’s equity and cash flows and the related notes and schedules are referred to herein as the “Year-End Financial Statements”); and

(ii)                                  the unaudited balance sheet of the Company as of September 30, 2006 (the “Balance Sheet Date”) and the related unaudited statements of operations, member’s equity and cash flows for the period ended on the Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of operations, member’s equity and cash flows and the related notes and schedules are referred to herein as the “Interim Financial Statements”). The Year-End Financial Statements and Interim Financial Statements are referred to collectively as “Financial Statements.”

(b)                                 The Financial Statements have been prepared from the books and records of the Company in conformity with GAAP and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

Section 3.18        Contracts. Each of the Contracts material to Business or Condition of the Company is valid and enforceable against Company or such Subsidiary in accordance with its terms, and there is no default under any such Contract either by Company or any of its Subsidiaries which is a party to such Contract or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company or such Subsidiary or, to the Knowledge of Seller, any other party thereto which would reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Neither Company nor any Subsidiary has received any written notice of default or termination under any such Contract where such default or termination would reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

Section 3.19        Environmental Condition. Except as set forth on Section 3.19 of the Disclosure Schedule, to the Knowledge of Seller, there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, the Company or any Subsidiary caused by or arising out of or relating to any Environmental Condition pending with regard to the ownership or operation of the Assets and Properties of the Company or its Subsidiaries and there are no Environmental Conditions presently subject to affirmative action or remedial work taken to remove or otherwise remedy an Environmental Condition (including any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, disposal, storage, handling or treating) with respect to the Assets and Properties of the Company or its Subsidiaries where such Action or Proceeding would reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

Section 3.20        Benefit Plans. All Benefit Plans have been operated in material compliance with their terms and applicable Laws such that the operation of the Benefit Plans will have no material adverse effect on the Business or Condition of the Company.

Section 3.21        Litigation. Section 3.21 of the Disclosure Schedule sets forth each instance in which the Company or any Subsidiary (a) is subject to any outstanding Actions or Proceedings or (b) is a party, the subject of or, to the Knowledge of Seller, is threatened to be made a party to or the subject of any Actions or Proceedings where the existence of such Actions or Proceedings or the outcome of such Actions or Proceedings, individually or in the aggregate would reasonably be expected to have a material adverse effect on the Business or Condition of the Company. There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, the Company, its Subsidiaries or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and GKL as follows:

Section 4.01        Corporate Existence. Purchaser is a corporation duly incorporated, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.02        Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

Section 4.03        No Conflicts. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

(b)                                 subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.03 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which would not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

(c)                                  except as disclosed in Schedule 4.03 hereto or as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser, the Company or any Subsidiary or any of their Assets or Properties under, any Contract or License to which any of them is a party or by which any of their Assets and Properties is bound.

Section 4.04        Governmental Approvals and Filings. Except as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 4.05        Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 4.06        Purchase for Investment. The Membership Interests will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Membership Interests shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Membership Interests, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

Section 4.07        Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment.

Section 4.08        Payments; Capital Expenditures. From September 30, 2006 through the Private Placement Closing, the Company and its Subsidiaries have not accelerated any payments to third parties or any capital expenditures and have not deferred the collection of any amounts outside the ordinary course of business in accordance with past practice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GKL

GKL hereby represents and warrants to Purchaser as follows:

Section 5.01        Organization and Good Standing of GKL. GKL is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. GKL has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to contribute and transfer (pursuant to this Agreement) the GKL Membership Interests.

Section 5.02        Authority. GKL has duly authorized, executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, fraudulent conveyance or transfer, moratorium, insolvency and similar laws affecting the rights or remedies of creditors generally, and by general principles of equity, regardless of whether considered in a proceeding at law or in equity.

Section 5.03        GKL Membership Interests. The GKL Membership Interests are duly authorized, validly issued, outstanding, fully paid and nonassessable. GKL owns the GKL Membership Interests, beneficially and of record, free and clear of all Liens. At the Closing, GKL will transfer to Purchaser good and valid title to the GKL Membership Interests, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

Section 5.04        No Conflicts. The execution and delivery by GKL of this Agreement do not, the performance by GKL of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of corporate charter document of GKL; or

(b)                                 except as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of GKL to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require GKL to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon GKL or any of its Assets or Properties under, any Contract or License to which GKL is a party or by which any of its Assets and Properties is bound.

Section 5.05        Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of GKL is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of GKL to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

Section 5.06        Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of GKL, threatened against, relating to or affecting GKL or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 5.07        Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by GKL directly with Seller without the intervention of any Person on behalf of GKL in such manner as to give rise to any valid claim by any Person against Seller, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment..

ARTICLE VI
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller will comply with all covenants and provisions of this Article VI, except to the extent Purchaser may otherwise consent in writing.

Section 6.01        Regulatory and Other Approvals. Seller will, and will cause the Company and the Subsidiaries to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, the Company or any Subsidiary to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 7.01 and 7.02. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

Section 6.02        HSR Filings. In addition to and not in limitation of Seller’s covenants contained in Section 6.01, Seller will (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 6.03        Investigation by Purchaser. Seller will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Subsidiaries, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller, the Company or any Subsidiary or by which any of their respective Assets and Properties is bound.

Section 6.04        Conduct of Business. Except as otherwise described in the Offering Memorandum, Seller will cause the Company and the Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will cause the Company and the Subsidiaries to use commercially reasonable efforts, to the extent the officers of the Company believe such action to be in bests interests of the Company and the Subsidiaries, to (a) preserve intact the present business organization and reputation of the Company and the

Subsidiaries in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the following officers:  Gerald Lindner, Donald Boyd, James Sweeney, Richard McClean, William Marlow, Daniel East and Kevin Redmond and of the non-officer employees of the Company and the Subsidiaries, (c) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers, suppliers and lenders and other Persons with whom the Company or any Subsidiary otherwise has significant business relationships.

Section 6.05        Certain Restrictions. Except as otherwise described in the Offering Memorandum, Seller will cause the Company and the Subsidiaries to refrain from:

(a)                                  amending their corporate charter documents in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)                                 authorizing, issuing, selling or otherwise disposing of any shares of capital stock or other equity interest of or any Option with respect to the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding equity of or Option with respect to the Company or any Subsidiary;

(c)                                  declaring, setting aside or paying any dividend or other distribution in respect of the capital stock or equity interest of the Company or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock or other e           quity of or any Option with respect to the Company, in each case other than with the proceeds of sales of MP Assets;

(d)                                 other than in the ordinary course of business, consistent with past practice, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company;

(e)                                  except in the ordinary course of business and in an action that would not reasonably be expected to result in a material adverse effect on the Business or Condition of the Company, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract or License material to the Business or Condition of the Company;

(f)                                    other than in the ordinary course of business, voluntarily incurring Indebtedness (net of any amounts of Indebtedness discharged during such period);

(g)                                 engaging with any Person in any merger or other business combination;

(h)                                 other than in the ordinary course of business consistent with past practice or to the extent required by applicable Law, described in the Offering Memorandum, or done in connection with the transactions described in Section 6.08, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement; provided, that Seller will assume all obligations under the KGen Partners LLC Profit Sharing Plan (also known as the “KEEPP” plan), and Seller will indemnify the Company against any liability on and after the Closing related to the KEEPP plan including, as applicable, with respect to any Liabilities arising in connection with the assumption thereof by Seller or any change of control or related payments required to be made thereunder;

(i)                                     failing to maintain in full force and effect insurance policies covering the Company and its Subsidiaries, and their respective Assets and Properties and businesses in a form and amount consistent with their current insurance program (except in the ordinary course of business consistent with past practice to the extent any such policies expire in accordance with their terms and they are replaced with policies consistent with good practice for companies in the same industry, subject to insurance market conditions; or

(j)                                     entering into any Contract to do or engage in any of the foregoing.

Section 6.06        Affiliate Transactions. Except as set forth in the Offering Memorandum, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, any officer, director or Affiliate (other than the Company or any Subsidiary) of Seller, on the one hand, and the Company or any of the Subsidiaries, on the other, will be paid in full (except that amounts due to Alan Rosenberg in connection with his departure from the Company shall be paid when due, which may include payments after the Closing), and Seller will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company or any Subsidiary. Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business other than on an arm’s-length basis with Seller or any such officer, director or Affiliate.

Section 6.07        Fulfillment of Conditions. Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any commercially reasonable action that would reasonably be expected to result in the nonfulfillment of any such condition.

Section 6.08        Seller Acquisition of MP Assets. The transfer of the MP Assets pursuant to Section 7.03 shall occur no later than June 30, 2007 (the “Transfer Deadline”). At any time on or after the Transfer Deadline, upon written request of Purchaser, Seller shall be required to purchase the MP Assets for a purchase price of $1.00. If Seller does not obtain the relevant consents required to acquire the MP Assets pursuant to Section 7.03 and such transfer does not occur on or prior to the Transfer Deadline, Seller shall pay to Purchaser liquidated damages in an amount equal to $25,000 per month or (pro rated for a partial month) until such transfer occurs. Seller shall use its commercially reasonable best efforts to cause the transfer of the MP Assets to occur as promptly as practicable at or after the Closing, and to use its commercially reasonable best efforts to obtain all required consents to such transfer.

Section 6.09        Redemption. If the Closing does not occur and Purchaser, as contemplated by Purchaser’s certificate of incorporation, is required to redeem its common stock issued in the Private Placement, Seller will not take any action to prevent the redemption or make any claim against Purchaser’s stockholders.

ARTICLE VII
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, in the case of Sections 7.03 and 7.04, thereafter, Purchaser will comply with all covenants and provisions of this Article VII, except to the extent Seller may otherwise consent in writing.

Section 7.01        Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller, the Company and the Subsidiaries in connection with the performance of their obligations under Sections 6.01 and 6.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

Section 7.02        HSR Filings. In addition to and without limiting Purchaser’s covenants contained in Section 7.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Seller in connection with Seller’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 7.03        Transfer of MP Assets.

(a)                                  At or following the Closing and subject to the receipt of any approvals or consents necessary to do so, Purchaser shall for no further consideration (except as required pursuant to Section 6.08) cause (i) KGen Power to transfer all member interests in KGen Sandersville LLC, KGen Hot Springs LLC and KGen Hinds LLC and any assets and liabilites related to such entities or their business or operations to KGen LLC or a Subsidiary, and (ii) KGen LLC to transfer all membership interests in KGen Power (including any MP Assets held by it) to Seller (subject to clause (i) above) and Purchaser shall cause all other MP Assets held, directly or indirectly, by Purchaser, the Company or any Subsidiary to be transferred to Seller, in each case without any representation or warranty of any kind. Purchaser agrees to cooperate with Seller to obtain necessary consents and approvals at Seller’s expense.

(b)                                 At or following Closing, until all MP Assets have been transferred to Seller, Purchaser agrees (i) at the request of Seller, to elect to the board of directors or other governing body of any MP Project Company or any other Person comprising any portion of the MP Assets (each, an “MP Asset Entity”) such individuals that Seller designates; (ii) to maintain a segregated bank account for the MP Asset Entities and (iii) that the MP Assets are solely for the benefit of Seller and in the event Purchaser receives cash, assets, property, value or other consideration in any form (collectively, “MP Asset Proceeds”), on or after the date hereof, on account of or arising from any rights, claims or interests in the MP Assets, such MP Asset Proceeds shall be segregated and deemed to be held in constructive trust for the benefit of Seller, and Purchaser shall notify Seller promptly after receipt of such MP Asset Proceeds of the amount and nature of the MP Asset Proceeds received, and as soon as practicable transfer such MP Asset Proceeds, net of any expenses incurred by Purchaser or any Subsidiary in connection with the MP Assets, to the Seller.

(c)                                  The Purchaser and Seller agree that the ownership and operation of the MP Assets are for the economic benefit and at the economic risk of the Seller from the date of the Closing and that the ownership and operation of the other assets of the Seller as of the date of this Agreement are for the economic benefit and at the economic risk of the Purchaser from the date of the Closing. In addition, the other provisions with respect to sharing of costs, benefits and indemnities in this Agreement shall apply. The Seller and Purchaser agree to use commercially reasonable efforts to cooperate to achieve the intent of the parties set forth above, including by way of any assignments of contracts or transfers of assets or liabilities that may be required and the transfer of the economic benefit of contract rights relating to the assets that should be for the benefit of one party or its Affiliates that are in the name of another party or its Affiliates.

(d)                                 Purchaser agrees to maintain at the cost and risk of Seller the aggregate $2,175,000 letters of credit in place at the date of this Agreement supporting the MP Assets until the earlier of (i) six months after the Closing Date and (ii) such time as such letters of credit are replaced by Seller. At the time such letters of credit are replaced or this obligation expires, the Purchaser shall be entitled to a return of any cash balances supporting such letters of credit and, in the event any such letter of credit has been drawn, Purchaser shall be entitled to reimbursement by Seller of any amounts paid by Purchaser or taken from cash deposits by the issuer of a letter of credit.

(e)                                  Notwithstanding the other clauses of this Section 7.03, Purchaser shall maintain a minimum of $2,000,000 otherwise distributable to Seller in connection with the MP Assets until such time as all the MP Assets have been transferred to Seller.

Section 7.04        Indemnification of Directors and Officers. Until the sixth anniversary of the Closing Date, Purchaser will not, nor will it permit any of its subsidiaries (including the Company) to, take any action to amend any provision of the organizational or corporate charter documents of the Company and the Subsidiaries that provides for indemnification of directors, officers, managers, members or employees (including an amendment effected through a merger, consolidation, sale of all or substantially all the assets, liquidation or dissolution of any such corporation), if the effect of such amendment would be to adversely affect the rights provided thereby to any Person who shall have served as a director, manager, member, officer or employee of the Company or any Subsidiary prior to the Closing Date in respect of actions taken in such capacity on or prior to the Closing Date, unless such Person would immediately thereafter be entitled to indemnification by Purchaser or another subsidiary of Purchaser comparable to that provided by the affected provision prior to any such amendment. The Purchaser agrees that any fiduciary of a Benefit Plan shall be indemnified pursuant to the Company’s organizational documents, except to the extent that Seller would be required to indemnify Purchaser with respect to the MP Assets under Section 12.02(a) or the “KEEPP” plan under Section 6.05(h).

(a)                                  Purchaser shall, or shall cause the Company to, maintain, at no expense to the beneficiaries, in effect for six years from the Closing Date the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided, that Purchaser or the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Closing Date; provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then Purchaser shall provide or cause to be provided a policy for the applicable individuals with as much coverage as is reasonably practicable at an annual premium of 200% of the current aggregate annual premium. Purchaser shall have the right to cause coverage to be extended under the Company’s directors’ and officers’ liability insurance policies by obtaining and causing to be maintained a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing directors’ and officers’ liability insurance policies, and such “tail” policy shall satisfy the provisions of this Section. Purchaser agrees to honor and perform under, and to cause the Company to honor and perform under, all presently existing directors’, managers and/or officers’ indemnification agreements (or the like) entered into by any Company or any of its Subsidiaries as presently in effect.

(b)                                 In the event that Purchaser or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, the Purchaser shall make proper provisions so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section. The Purchaser shall cause the Company to perform its obligations under this Section.

Section 7.05        Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Seller Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 8.01        Representations and Warranties. The representations and warranties made by Seller and GKL in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and to the Business or Condition of the Company, on and as of the Private Placement Closing as though made on and as of the Private Placement Closing or, in the case of representations and warranties made as of a specified date earlier than the Private Placement Closing, on and as of such earlier date.

Section 8.02        Performance. Seller and GKL shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

Section 8.03        Officers’ Certificates. Seller shall have delivered to Purchaser a certificate, dated the Private Placement Closing and executed in the name and on behalf of Seller by the Managing Member of Seller confirming that the representations and warranties contained in Article III were true and correct in all respects material to the validity and enforceability of this Agreement and to the Business or Condition of the Company on and as of the Private Placement Closing (except with respect to representations and warranties made as of a specific date which shall be true and correct in all respects material to the validity and enforceability of this Agreement and to the Business or Condition of the Company as of such date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time.

Section 8.04        HSR Act Waiting Period. The waiting period under HSR Act shall have passed or been terminated early and there shall be no outstanding requests for information thereunder.

Section 8.05        Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 8.06        Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including, for the avoidance of doubt, an order issued by FERC granting approval under Section 203 of the FPA and any consent required by GPC pursuant to the Power Purchase Agreement) necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Section 8.07        Opinion of Counsel. Purchaser shall have received from counsel for Seller and the Company an opinion dated the date of the Private Placement Closing substantially in the form set forth in Exhibit A.

Section 8.08        Financing. All the conditions to funding under the Credit Facility shall have been satisfied, a borrowing request for $200 million of term loans has been issued by Purchaser thereunder and the net proceeds of the Private Placement Closing shall have been released from escrow.

Section 8.09        Contribution Agreement. On or prior to the Closing, MatlinPatterson Global Opportunities Partners (Cayman) II L.P. and certain of its Affiliates (“MatlinPatterson”) shall have entered into a contribution agreement with Seller, in form and substance attached as Exhibit C (the “Contribution Agreement”), pursuant to which MatlinPatterson shall have agreed to contribute amounts to Seller to support its indemnification obligations under Article XII, to the extent Seller does not have funds available therefor, subject to the limits set forth therein, and of which Purchaser shall be a third party beneficiary.

Section 8.10        MatlinPatterson Release. On or prior to the Closing, MatlinPatterson and GKL shall have entered into a mutual release with Purchaser, in form and substance attached as Exhibit D (the “Release”).

Section 8.11        Participation Agreement. If the industrial revenue bonds issued by Marshall County, Kentucky in connection with the MP Asset in such county are outstanding as of the Closing Date, KGen Power and KGen LLC shall have entered into a participation agreement and a reassignment and assumption agreement, in form and substance attached as Exhibit E (together, the “Participation Agreement”), pursuant to which KGen LLC shall transfer to KGen Power the beneficial and economic interests in such industrial revenue bonds.

Section 8.12        Services Agreement. On or prior to the Closing, Purchaser and Seller shall enter into a services agreement, in form and substance attached as Exhibit F (the “Services Agreement”), with respect to the MP Project Companies and the MP Assets pursuant to which Purchaser shall agree, for the benefit and at the expense of Seller, to provide management and related services for the MP Assets until the MP Assets are sold or transferred pursuant to Section 7.03.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER AND GKL

The obligations of GKL to contribute its Member Interests are subject to the release from escrow of the proceeds of the Private Placement for the use in acquiring the Membership Interests. The obligations of the Seller to sell its Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

Section 9.01        Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Private Placement Closing as though made on and as of the Private Placement Closing .

Section 9.02        Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

Section 9.03        Officers’ Certificates. Purchaser shall have delivered to Seller a certificate, dated the Private Placement Closing and executed in the name and on behalf of Purchaser by the Chairman of the Board, the Chief Executive Officer or Vice President of Purchaser confirming that the representations and warranties contained in Article IV were true and correct in all material respects on and as of the Private Placement Closing (except with respect to representations and warranties made as of a specific date which shall be true and correct in all material respects as of such date), with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time.

Section 9.04        HSR Act Waiting Period. The waiting period under HSR Act shall have passed or been terminated early and there shall be no outstanding requests for information thereunder

Section 9.05        Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 9.06        Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including, for the avoidance of doubt, an order issued by FERC granting approval under Section 203 of the FPA and any consent required by GPC pursuant to the Power Purchase Agreement) necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Section 9.07        Opinion of Counsel. Seller shall have received from counsel for Purchaser an opinion dated the date of the Private Placement Closing substantially in the form set forth in Exhibit B.

Section 9.08        Participation Agreement. If required by Section 8.11, on or prior to the Closing, KGen Power and KGen LLC shall have entered into the Participation Agreement.

Section 9.09        Services Agreement. On or prior to the Closing, Purchaser and Seller shall have entered into the Services Agreement.

ARTICLE X
TAX MATTERS AND POST-CLOSING TAXES

Section 10.01          Tax Return Filing. Purchaser shall be responsible for preparing or causing to be prepared Tax Returns for Company and its Subsidiaries that are required to be filed after the Closing Date.

Section 10.02          Taxes Related to Purchase of Assets. All federal, state and local sales, transfer, gains (other than capital gains), excise, value-added or other similar Taxes, including, without limitation, all state and local Taxes in connection with the purchase and sale of the Seller Membership Interests pursuant to this Agreement (the “Transaction”) and all recording and filing fees (collectively, “Transaction Taxes” shall be paid by Seller. Purchaser and Seller agree to cooperate to mitigate the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Seller and Purchaser agree to assist each other reasonably in the preparation and filing of any and all Tax Returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 10.03          Cooperation on Tax Matters. Purchaser and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Transaction as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

Section 10.04          Allocation of Purchase Price and Purchase Price Allocation Forms. Purchaser and Seller agree to allocate the Purchase Price (which shall be increased for any liabilities that are deemed to be assumed for federal income tax purposes) among the assets of the Company accordance with a schedule to be prepared by Purchaser and delivered to Seller within 60 days of the Closing and agreed to by Seller within 15 days of delivery to Seller, such agreement not to be unreasonably withheld. If Seller does not agree to the schedule within such 15 days, subject to its rights to assert that such action by the Seller is unreasonable, Seller and Purchaser shall meet within 10 days of notice by either party and attempt to agree upon a schedule. In the event the Parties cannot agree, the Seller and Purchaser will submit the issue to a determination by an independent accounting firm selected by the primary accounting firms of each of Seller and Purchaser. Seller and Purchaser will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated hereby. Any adjustment to Purchase Price, shall, to the extent possible, be allocated to the assets that relate to such adjustment, and, subsequently, shall be allocated to goodwill.

ARTICLE XI
SURVIVAL; NO OTHER REPRESENTATIONS

Section 11.01          Survival of Representations, Warranties, Covenants and Agreements. Other than the representations, warranties and covenants contained in

Sections 3.01, 3.02, 3.04, 3.13, 3.14, 3.16, 4.01, 4.02, 4.07, 4.08, 6.05(h), 6.06, 6.08, 6.09, 7.03 and 7.04, which shall survive the Closing indefinitely, the representations, warranties and covenants contained in this Agreement shall not survive the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing Date or after the Closing Date, on the part of either party or its officers, directors, employees, agents and Affiliates. Nothing in the foregoing sentence shall preclude Purchaser from bringing an action for fraud involving intentional and wanton conduct involving the entire transaction provided for in this Agreement. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

Section 11.02          No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that each of Seller, Purchaser and GKL is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Article III, Article IV and Article V, as the case may be, and in any certificate delivered pursuant to Section 8.03 or Section 9.03, as the case may be.

ARTICLE XII
INDEMNIFICATION AND RELEASE

Section 12.01          Seller’s Indemnity. After the Closing Date, Seller shall be responsible for and shall indemnify and hold harmless Purchaser, the Company and each Subsidiary from and against any and all Losses (collectively, “Tax Losses”) arising from or relating to (i) all Taxes and Tax-related fees (including Taxes and Tax-related fees resulting from the deemed sales of assets of a Subsidiary) for (A) any taxable periods ending on or before the Closing Date and (B) the portion of any taxable periods ending at the close of business on the Closing Date, in excess, in each case, of the amount specifically accrued as a reserve for such Tax as of the Closing Date (and which is listed as a liability on the accounts of the Company or any Subsidiary as of the Closing Date); (ii) any and all Tax Liability arising by reason of the Company being severally liable for any Taxes of another Person pursuant to Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) with respect to any taxable period ending on or before the Closing Date and which is in excess of the amount specifically accrued as a reserve for such Taxes as of the Closing Date; (iii) the failure of any of the representations and warranties contained in Section 3.08 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein); and (iv) the failure by Seller or any Subsidiary to timely pay any and all Taxes required to be borne by Seller pursuant to this Section 12.01. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under this Section 12.01 unless the Indemnified Party has given the Indemnifying Party a notice with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered such claim and (B) in any event prior to the date three years after the Closing Date.

Section 12.02          Other Indemnification.

(a)                                  Subject to paragraph (c) of this Section and the other Sections of this Article XII, Seller shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in Sections 3.01, 3.02, 3.04, 3.13, 3.14, 3.16, 6.05(h), 6.06, 6.08, 6.09 or 7.03, (ii) the MP Assets arising before the Closing, and (iii) the MP Assets arising after the Closing.

(b)                                 Subject to paragraph (c) of this Section and the other Sections of this Article XII, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in Sections 2.01, 4.01, 4.02, 4.07, 4.08, 7.03 or 7.04, (ii) the Company or its Subsidiaries arising before the Closing, or (iii) the Company and its Subsidiaries arising after the Closing, except (in the case of clause (ii) and (iii) above) to the extent related to the MP Assets or any Liabilities or Loss assumed or retained by Seller under this Agreement or other document ancillary hereto.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 12.02(a) or (b) unless:

(i)                                     with respect to any claim, such claim involves Losses in excess of $50,000;

(ii)                                  and until and then only to the extent that the applicable Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $750,000 in the aggregate; and

(iii)                               the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date;or

(iv)                              and to the extent that the applicable Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity;

provided, that no indemnity shall be payable as a result of any claim in respect of a Loss arising (y) under Section 12.02(a)(i) (as to Section 6.08, 6.09 and 7.03 only) to the extent it arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing, and (z) under Section 12.02(b)(i) (as to Sections 7.03 and 7.04 only), to the extent it arises from or was caused by actions taken or failed to be taken by Seller or any of its Affiliates after the Closing; and

provided further, that the limitations contained in clauses (i) and (ii) shall not apply to Losses arising from breach of the representations contained in Sections 3.14, 3.16, 4.07 and 4.08, the agreements contained in Sections 14.03 and 14.05, the liquidated damages payable under Section 6.08, or amounts payable under Sections 6.05(h), 7.03(e) and 7.04.

(d)                                 Each of Seller and Purchaser agree that the maximum, aggregate amount of the indemnities payable by Seller under Section 12.02(a)(i) and (ii) and by the Purchaser under Section 12.02(b)(i) and (ii) shall be capped at $185,000,000 (the “Indemnity Cap”) provided that such Indemnity Cap shall be reduced to an aggregate amount of $50,000,000 (including all prior claims) at September 30, 2007, an aggregate amount of $25,000,000 (including all prior claims) at May 31, 2008 and zero at January 31, 2009 (no Claim Notices or Indemnity Notices may be received after January 31, 2009) ; provided, that, any Claim Notices and/or Indemnity Notices received prior to September 30, 2007 will be considered under the $185,000,000 Indemnity Cap, any Claim Notices and/or Indemnity Notices received on or after September 30, 2007 and prior to May 31, 2008 will be considered under the $50,000,000 Indemnity Cap and any Claim Notices and/or Indemnity Notices received on or after May 31, 2008 and prior to January 31, 2009 will be considered under the $25,000,000 Indemnity Cap.

(e)                                  Articles XII and XIV shall survive the Closing.

Section 12.03          Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 12.02 will be asserted and resolved as follows:

(a)                                  In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 12.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, the Purchaser or any Affiliate of Seller or of Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.02 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)                                     If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.03(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified party to be represented by separate counsel because a conflict or potential conflict exists between the

Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 12.02 with respect to such Third Party Claim.

(ii)                                  If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 12.03(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)                               If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.02 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 12.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b)                                 In the event any Indemnified Party should have a claim under Section 12.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an

Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.02 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(c)                                  In the event of any claim for indemnity under Section 12.02(a), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Company and the Subsidiaries in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article XII.

Section 12.04          Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article XII shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and, except for the remedy of specific performance below, the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to the parties’ indemnification rights hereunder.

Section 12.05          Right of Offset. In the event Seller or Purchaser or any of their respective Affiliates (an “Offsetting Party) is entitled to indemnification pursuant to this Article XII or any other payment owing to it by another party hereto or any of such party’s respective Affiliates under this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, the Offsetting Party may, at its option, in lieu of obtaining a cash payment directly from the Person from which payment is due, offset against any payment owed by the Offsetting Party to such Person or any of its Affiliates the amount of any claim for indemnification or any other payments to which the Offsetting Party is entitled by reason of the provisions of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby. To the extent that payments owed by the Offsetting Party are not sufficient to cover the amount of any such claim, the Person subject to such offset shall pay to the Offsetting Party the amount of such claim to which the Offsetting Party is entitled by reason of the provisions of this Agreement or other agreement entered into in connection with the transactions contemplated hereby, in each case in accordance with the terms for such payment under the applicable agreement..

Section 12.06          Release.

(a)                                  Subject to the occurrence of the Closing, each of Seller and Purchaser, on behalf of such Person and each of such Person’s Affiliates (for this purpose, the Company and its Subsidiaries are deemed to be Affiliates of Purchaser) and all of their respective heirs, representatives, successors, and assigns, hereby releases and forever discharges each Releasee (as defined below) from any and all liabilities, claims, demands, debts and causes of action, whether known or unknown, suspected or unsuspected, contingent, unmatured or inchoate, both at law and in equity, which such Person’s or any of such Person’s Affiliates or any of their respective heirs, representatives, successors or assigns now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause, or event occurring contemporaneously with or prior to the Closing Date, whether or not relating to actions pending on, or asserted after, the Closing; provided, however, that nothing contained herein will operate to release any Liabilities of a Releasee expressly assumed or retained by such Releasee under this Agreement or under a document executed in connection with the transactions contemplated hereby, or to any future transactions between the parties.

(b)                                 Each of Seller and Purchaser hereby irrevocably covenants to refrain from, directly or indirectly, asserting any cause of action, or commencing, instituting or causing to be commenced, any action, of any kind against any Releasee, based upon any matter purported to be released hereby.

(c)                                  “Releasee” or “Releasees” means, (i) with respect to the release given by Purchaser in (a), each of the Seller and its officers, directors, managers, employees, advisors, attorneys, agents, equityholders, controlling persons, representatives and Affiliates, and each of their respective heirs, successors and assigns and (ii) with respect to the release given by Seller in (a), each of the Purchaser, the Company, its Subsidiaries, and their respective officers, directors, managers, employees, advisors, attorneys, agents, equityholders, controlling persons, representatives and Affiliates, and each of their respective heirs, successors and assigns.

ARTICLE XIII
TERMINATION

Section 13.01          Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Closing, by mutual written agreement of Seller and Purchaser;

(b)                                 at any time before the Closing, by Seller or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party; or

(c)                                  at any time after February 28, 2007 (or up to 30 days thereafter if the purchasers of shares of common stock of the Purchaser shall have exercised their rights to extend the redemption of their shares in accordance with the Certificate of Incorporation of the Purchaser) by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

Section 13.02          Effect of Termination. If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to notices under Section 14.01, expenses in Section 14.03 and confidentiality in Section 14.05 will continue to apply following any such termination.

ARTICLE XIV
MISCELLANEOUS

Section 14.01          Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

*******
*******

*******

*******

*******

*******

*******

with a copy to:

*******
*******
*******

*******

*******

If to Seller, to:

*******
*******

*******

*******

*******

*******

*******

with a copy to:

*******

*******

*******

*******
*******

*** Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 14.02          Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.

Section 14.03          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

Section 14.04          Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

Section 14.05          Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all confidential documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company and the Subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

Section 14.06          Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 14.07          Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

Section 14.08          No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XII.

Section 14.09          No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 14.10          Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 14.11          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 14.12          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

Section 14.13          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KGEN POWER CORPORATION,
as Purchaser

By:
Name:
Title:

KGEN HOLDCO LLC,
as Seller

By:	MatlinPatterson Global Opportunities Partners II, L.P., a Majority-In-Interest Member

By:	MatlinPatterson Global Partners II LLC,
its General Partner

By:
Name:
Title:

GKL CAPITAL L.P.

By:
Name:
Titles: